CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 3, 2014, relating to the financial statements and financial highlights of OnTrack Core Fund (the “Fund”), a series of the Advisors Preferred Trust for the period ended December 31, 2013 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

April 30, 2014